Exhibit 99.1

NIC Earns 20 Cents Per Share in Fourth Quarter 2016 on Total Revenues of $78.3 Million; Exceeds High End of Annual Guidance; Declares First Regular Quarterly Cash Dividend of 8 Cents Per Share

2017 guidance reflects consistent transactional revenue growth of core business and investments in long-term growth and innovation

OLATHE, Kan.--(BUSINESS WIRE)--February 1, 2017--NIC Inc. (NASDAQ: EGOV), the leading provider of digital government services, today announced net income of $13.6 million and earnings per share of 20 cents on total revenues of $78.3 million for the three months ended December 31, 2016. In the fourth quarter of 2015, the Company reported net income of $9.0 million and earnings per share of 13 cents on total revenues of $71.2 million.

The Company’s effective tax rate in the current quarter was 19 percent, compared to 36 percent in the prior year quarter. The lower effective tax rate was primarily attributable to favorable benefits related to the amendment of the Company’s fiscal 2014 and 2013 tax returns to include the Section 199 domestic production activities deduction. These discrete tax items increased earnings per share for the current quarter by approximately 3 cents.

Fourth Quarter 2016 Performance

Fourth quarter 2016 portal revenues were $73.3 million, a 10 percent increase over the fourth quarter of 2015. On a same state basis, portal revenues increased 9 percent over the prior year quarter. Same state revenues from Interactive Government Services (IGS) increased 10 percent over the prior year quarter, driven by a variety of transaction-based services including vehicle registrations, payment processing, and outdoor recreational licensing. Same state transaction-based revenues from Driver History Record (DHR) services rose 2 percent over the fourth quarter of 2015 due to higher volumes across several NIC portal states. Same state software development revenues increased 83 percent over the prior year quarter, driven mainly by a stronger quarter of time and materials projects in certain NIC portal states.

Fourth quarter 2016 revenues from Louisiana, the Company’s newest portal, totaled $1.4 million. In addition, revenues from the Tennessee portal contract totaled $1.5 million for the fourth quarter, while revenues from the Iowa portal contract totaled $0.2 million. As previously announced, the Company expects to continue transitioning services back to the state of Tennessee through the contract expiration on March 31, 2017, and the Company’s contract with the state of Iowa expired on November 30, 2016.

Software & services revenues were $5.1 million, up 7 percent from the fourth quarter of 2015, driven by an increase in revenues from payment processing services.

NIC’s operating income increased 19 percent to $16.8 million for the fourth quarter of 2016, while NIC’s operating income margin was 21 percent in the current quarter, up from 20 percent in the prior year quarter.

On January 30, 2017, the Company’s Board of Directors declared the Company’s first regular quarterly cash dividend of 8 cents per share, payable to stockholders of record as of March 7, 2017. The dividend, which is expected to total approximately $5.3 million based on the current number of shares outstanding, will be paid on March 21, 2017, out of the Company’s available cash.

“We finished the year strong, with our business producing solid organic revenue growth. In addition, another full quarter of revenues from Louisiana, our newest enterprise-wide, transaction-based portal, helped contribute to healthy revenue and operating income growth this quarter,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We were also pleased to declare our first regular quarterly cash dividend, solidifying our commitment to return capital to stockholders and reinforcing our positive, long-term outlook on our business.”

Operational Highlights

Recently, the state of Connecticut extended its contract with the Company for an additional three years, taking the agreement through January 2020. In addition, the state of Montana extended its contract with the Company for two years, taking the agreement through December 2019.

Full-Year 2016 Performance

Fiscal year 2016 total revenues rose 9 percent to $317.9 million, and portal revenues grew 9 percent to $297.0 million, exceeding the high end of the Company’s revenue guidance. Portal revenue growth in 2016 was driven by several new IGS services, including the launch of the Go Wild outdoor recreational licensing service in Wisconsin, as well as DHR volume growth across several states. On a same state basis, portal revenues were 9 percent higher than in 2015, with same state IGS transactional revenues up 12 percent for the year, and same state DHR revenues growing 2 percent. Same state time & materials revenues relating to portal software development increased 19 percent for the year.

Software & services revenues for fiscal year 2016 were $20.9 million, up 11 percent from 2015, driven by an increase in revenues from the federal Pre-employment Screening Program and other payment processing services.

Revenues from the Company’s newest portal in Louisiana were $3.3 million in fiscal year 2016, while revenues from the Tennessee and Iowa portal contracts were $7.5 million and $1.6 million, respectively.

Fiscal year 2016 operating income increased 16 percent to $77.9 million. NIC’s operating income margin was 24 percent for the year, up from 23 percent in the prior year.

NIC earned 84 cents per share in 2016, up from 63 cents in 2015, exceeding the high end of the Company’s 2016 earnings guidance of 68 cents. Results in 2016 include discrete tax items related to the Section 199 domestic production activities deduction for the 2013 through 2016 tax years and an increase in the previously estimated federal research and development tax credit for the 2015 and 2016 tax years that when combined with other non-recurring tax adjustments, increased earnings per share by approximately 10 cents.

On November 1, 2016, NIC’s Board of Directors declared a special cash dividend of 65 cents per share, or a total of $43.3 million, which was paid to stockholders on December 9, 2016 out of the Company’s surplus cash reserves.

Full-Year 2017 Outlook

For fiscal year 2017, NIC currently expects total revenues of $323.0-333.0 million, with portal revenues ranging from $302.0-311.0 million and software & services revenues ranging from $21.0-22.0 million. The Company currently expects earnings per share to range from 69-72 cents. Capital expenditures are currently expected to range from $8-9 million, and capitalized internal use software development costs to range from $3-4 million. The Company’s effective tax rate is currently expected to approximate 36.5 percent for the year.

“Our guidance reflects steady same state transactional revenue growth in line with historical averages, coupled with investments to grow and evolve our business, including an enterprise licensing and permitting platform for use in multiple states and enhancements to our citizen-centric Gov2Go national platform, which we view as shaping the future of digital government,” said Steve Kovzan, NIC’s Chief Financial Officer. “While these investments will dilute our earnings in the short term, they set the stage for higher growth in 2018 and beyond. We remain unwavering in our long-term focus, which has benefitted NIC, our partners, and our stockholders well over the years.”

The Company’s projections do not include revenues or costs from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

On February 1, 2017, the Company will host a call to discuss its 2016 fourth quarter and full-year financial and operational results and to answer questions from the investment community. The call may also include a discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Wednesday, Feb. 1, 2017
4:30 p.m. (EST)
Conference ID: 2823637
Call bridge: 888-397-5355 (U.S. callers) or 719-325-2224 (international callers)

Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investor-relations

A replay of NIC’s fourth quarter earnings call will be available by visiting http://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative digital government services help make government more accessible to everyone through technology. The family of NIC companies provides digital government solutions for more than 4,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, and the Company has been included four times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Portal revenues	$73,291	$66,436	$296,998	$273,502
Software & services revenues	5,051	4,723	20,917	18,874
Total revenues	78,342	71,159	317,915	292,376
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	45,409	42,799	180,287	168,166
Cost of software & services revenues, exclusive of depreciation &
amortization	1,604	1,456	5,958	5,432
Selling & administrative	12,880	11,166	47,063	43,098
Depreciation & amortization	1,676	1,673	6,749	8,385
Total operating expenses	61,569	57,094	240,057	225,081
Operating income before income taxes	16,773	14,065	77,858	67,295
Income tax provision	3,129	5,081	22,025	25,316
Net income	$13,644	$8,984	$55,833	$41,979

Basic net income per share	$0.20	$0.13	$0.84	$0.63
Diluted net income per share	$0.20	$0.13	$0.84	$0.63

Weighted average shares outstanding:
Basic	65,981	65,622	65,913	65,555
Diluted	66,041	65,716	65,966	65,640

Key Financial Metrics:
Revenue growth - outsourced portals	10%	7%	9%	7%
Same state revenue growth - outsourced portals	9%	8%	9%	8%
Recurring portal revenue as a % of total portal revenues	95%	96%	96%	96%
Gross profit % - outsourced portals	38%	36%	39%	39%
Revenue growth - software & services	7%	22%	11%	15%
Gross profit % - software & services	68%	69%	72%	71%
Selling & administrative expenses as a % of total revenues	16%	16%	15%	15%
Operating income as a % of total revenue	21%	20%	24%	23%

Portal Revenue Analysis:
IGS	$42,905	$38,846	$174,470	$155,164
DHR	25,258	23,786	105,463	101,506
Portal software development	3,853	2,529	11,965	11,187
Portal management	1,275	1,275	5,100	5,645
Total portal revenues	$73,291	$66,436	$296,998	$273,502

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$127,009	$98,388
Cash restricted for payment of dividend	-	36,456
Trade accounts receivable, net	82,722	80,362
Prepaid expenses & other current assets	15,033	12,584
Total current assets	224,764	227,790
Property and equipment, net	9,726	9,333
Intangible assets, net	3,588	2,267
Deferred income taxes, net	2,307	1,421
Other assets	477	426
Total assets	$240,862	$241,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$73,252	$61,133
Accrued expenses	23,395	20,986
Dividend payable	-	36,456
Other current liabilities	3,150	2,597
Total current liabilities	99,797	121,172

Other long-term liabilities	7,162	4,259
Total liabilities	106,959	125,431

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,982 and 65,637 shares issued and outstanding	7	7
Additional paid-in capital	106,669	100,929
Retained earnings	27,227	14,870
Total stockholders' equity	133,903	115,806
Total liabilities and stockholders' equity	$240,862	$241,237

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2016	65,637	$7	$100,929	$14,870	$115,806
Net income	-	-	-	55,833	55,833
Dividends declared	-	-	-	(43,301)	(43,301)
Dividend equivalents on performance-based
restricted stock awards	-	-	-	(202)	(202)
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	-	27	27
Restricted stock vestings	390	-	135	-	135
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(120)	-	(2,137)	-	(2,137)
Stock-based compensation	-	-	5,998	-	5,998
Excess tax deductions relating to stock-based compensation	-	-	590	-	590
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	40	-	40
Issuance of common stock under employee stock purchase plan	75	-	1,114	-	1,114
Balance, December 31, 2016	65,982	$7	$106,669	$27,227	$133,903

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Twelve months ended
	December 31,
	2016	2015

Cash flows from operating activities:
Net income	$55,833	$41,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	6,749	8,385
Stock-based compensation expense	5,998	6,441
Deferred income taxes	(885)	(1,918)
Loss on disposal of property and equipment	24	98
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(2,359)	(22,894)
(Increase) in prepaid expenses & other current assets	(2,449)	(1,082)
(Increase) decrease in other assets	(50)	20
Increase in accounts payable	12,119	19,731
(Decrease) in accrued expenses	(2)	(605)
Increase (decrease) in other current liabilities	553	(305)
Increase in other long-term liabilities	2,902	908
Net cash provided by operating activities	78,433	50,758
Cash flows from investing activities:
Purchases of property and equipment	(5,647)	(4,453)
Proceeds from sale of property and equipment	8	4
Capitalized internal use software development costs	(2,576)	(992)
Net cash used in investing activities	(8,215)	(5,441)
Cash flows from financing activities:
Cash dividends on common stock	(43,301)	-
Cash restricted for payment of dividend	-	(36,456)
Proceeds from employee common stock purchases	1,114	1,131
Excess tax deductions related to stock-based compensation	590	413
Net cash used in financing activities	(41,597)	(34,912)
Net increase in cash	28,621	10,405
Cash, beginning of period	98,388	87,983
Cash, end of period	$127,009	$98,388
Supplemental cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$273	$1
Cash payments:
Income taxes paid	$19,847	$27,222
Cash dividends on common stock previously restricted for payment of dividend	$36,456	$-

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
Vice President, Corporate Communications
adavied@egov.com